Exhibit 10.2

EMPLOYEE MATTERS AGREEMENT

by and between

VISHAY INTERTECHNOLOGY, INC.

and

VISHAY PRECISION GROUP, INC.

Dated June 22, 2010

EMPLOYEE MATTERS AGREEMENT

     This EMPLOYEE MATTERS AGREEMENT (the “Agreement”) is entered into June 22, 2010, by and between Vishay Intertechnology, Inc., a Delaware corporation (“Vishay”), and Vishay Precision Group, Inc., a Delaware corporation (“VPG”) (each a “Party” and together the “Parties”).

RECITALS

     WHEREAS, the Board of Directors of Vishay has determined that it is appropriate and desirable to separate Vishay and VPG into two publicly-traded companies by separating from Vishay and transferring to VPG Vishay’s measurement and foil resistor businesses, and related assets and liabilities;

     WHEREAS, to effectuate the distribution, the Parties entered into that certain Master Separation and Distribution Agreement, dated as of June 22, 2010 herewith (the “Separation Agreement”); and

     WHEREAS, pursuant to the Separation Agreement, Vishay and VPG have agreed to enter into this Agreement for the purpose of allocating between them assets, liabilities and responsibilities with respect to employee compensation and benefit plans and arrangements;

     NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION

     Section 1.1 Definitions. The following terms shall have the meanings assigned in this Section:

     “Account Transfer Date” means, with respect to any Vishay Benefit Plan, the date on which accounts, assets and liabilities of such Vishay Benefit Plan are transferred to the corresponding VPG Benefit Plan.

     “Action” means any claim, demand, action, suit, counter-suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority and shall include any negotiations in settlement of or in lieu of an Action.

     “Agreement” means this Employee Matters Agreement.

     “Applicable Law” means any applicable law, statute, rule or regulation of any Governmental Authority, or any outstanding order, judgment, injunction, ruling or decree by any Governmental Authority.

     “Benefit Plan” means, with respect to an entity, each plan, program, policy, on-going arrangement, agreement, payroll practice, contract, insurance policy or commitment that is an employment, consulting, non-competition or deferred compensation agreement, or an executive compensation, incentive bonus, pension, profit-sharing, savings, retirement, supplemental retirement, stock option, restricted stock unit, phantom stock, other equity-based compensation, severance pay, life, health, hospitalization, sick leave, vacation pay, disability or accident insurance plan or other employee benefit plan, program, arrangement, agreement or commitment that covers employees sponsored or maintained by such entity.

     “COBRA” means the continuation coverage requirements for “group health plans” pursuant to Code Section 4980B and ERISA Sections 601 through 608.

     “COBRA Beneficiary” means an individual who is receiving or who is entitled to receive COBRA coverage.

     “Code” means the Internal Revenue Code of 1986, as amended, including any proposed, temporary or final regulation and other regulatory guidance in force under that provision.

     “Contract” means any contract, agreement, lease, purchase and/or commitment, license, consensual obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding on any Person or any part of its property under Applicable Law, including all claims or rights against any Person, choses in action and similar rights, whether accrued or contingent with respect to any such contract, agreement, lease, purchase and/or commitment, license, consensual obligation, promise or undertaking, but excluding this Agreement and the Separation Agreement, save as otherwise expressly provided in this Agreement or in the Separation Agreement.

     “Distribution” means the distribution of all of the outstanding shares of VPG Common Stock and VPG Class B Common Stock to the holders of Vishay Common Stock and Vishay Class B Common Stock, respectively.

     “Distribution Date” means the date determined by the Board of Directors of Vishay as the date on which the Distribution shall be effected.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, including any proposed, temporary or final regulation and other regulatory guidance in force under that provision.

     “Existing VPG Benefit Plans” means the Benefit Plans sponsored or maintained by members of the VPG Group in the United States as of December 31, 2009 which are listed on Schedule A to this Agreement.

     “FSA Plan” means a health care flexible spending account plan or dependent care flexible spending account plan.

     “Governmental Authority” means any U.S. or non-U.S. federal, state, local, foreign or international court, arbitration or mediation tribunal, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

     “Group” means the Vishay Group or the VPG Group, as the context requires.

     “Health and Welfare Plans” means benefit plans providing health, life, dental, vision, prescription drug, short-term disability, long-term disability, and/or educational assistance coverage.

     “Liability” means, with respect to any Person, any and all losses, claims, charges, debts, demands, actions, causes of action, suits, damages, obligations, payments, costs and expenses, sums of money, accounts, reckonings, bonds, specialties, indemnities and similar obligations, exoneration covenants, obligations under Contracts, controversies, doings, omissions, variances, guarantees, make whole agreements and similar obligations, and other liabilities and requirements, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, joint or several, whenever arising, and including those arising under any Applicable Law, Action, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all costs and expenses, whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions) or order of any Governmental Authority or any award of any arbitrator or mediator of any kind, and those arising under any Contract, in each case, whether or not recorded or reflected or otherwise disclosed or required to be recorded or reflected or otherwise disclosed, on the books and records or financial statements of any Person, including any Liability for Taxes

     “Measurement Group” means Vishay Measurements Group, Inc., a Wholly-owned Subsidiary of VPG.

     “MGF Business” means the measurements and foil resistor business owned and operated, indirectly or directly, by Vishay prior to the Distribution, to be owned and operated, directly or indirectly, by VPG after the Distribution.

     “Parties” shall have the meaning assigned thereto in the preamble to this Agreement.

     “Per Share Market Value” has the meaning assigned thereto in Section 5.2.

     “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

     “QDRO” has the meaning assigned thereto in Section 3.1(c).

     “Separation” means the multi-step process described in Article II of the Separation Agreement by which the MGF Business shall be transferred, directly or indirectly, from Vishay and members of the Vishay Group to VPG and members of the VPG Group.

     “Separation Agreement” has the meaning assigned thereto in the recitals to this Agreement.

     “Subsidiary” of any Person means a corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however, that no Person that is not directly or indirectly wholly-owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person.

     “Taxes” has the meaning set forth in the Tax Sharing Agreement, substantially in the form set forth as Exhibit E to the Separation Agreement.

     “Transfer Date” means, with respect to any Vishay Employee, the date such Vishay Employee becomes a VPG Employee. In the case of employees of the Measurements Group who participated in any Vishay Benefit Plans and who cease to participate in such Vishay Benefit Plans and commence participation in the corresponding VPG Benefit Plans, the date of such transfer to VPG Benefit Plans shall be treated as such individuals’ Transfer Date

     “Vishay” has the meaning assigned thereto in the preamble to this Agreement.

     “Vishay 401(k) Plan” means the Vishay Employee Savings Plus Plan.

     “Vishay Benefit Plan” means, at any relevant time, any Benefit Plan sponsored, maintained or contributed to by any member of the Vishay Group.

     “Vishay Class B Common Stock” means the outstanding shares of Class B common stock, $0.10 par value, of Vishay.

     “Vishay Common Stock” means the outstanding shares of common stock, $0.10 par value, of Vishay.

     “Vishay Employee” means any individual who, at the relevant time, is, or is expected to be, employed by Vishay or any member of the Vishay Group, including active employees and employees on vacation and approved leave of absence (including maternity, paternity, family, sick leave, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, short- or long-term disability leave, leave under the Family Medical Leave Act and other approved leave).

     “Vishay FSA Plan” has the meaning assigned thereto in Section 4.2(a).

     “Vishay Group” means Vishay and each Subsidiary of Vishay and each other Person that is or is anticipated to be controlled directly or indirectly by Vishay immediately after the Distribution, provided that the Vishay Group shall not include any member of the VPG Group.

     “Vishay KEWAP” means the Vishay Intertechnology, Inc. Deferred Compensation Plan, also referred to as the Vishay Key Employee Wealth Accumulation Plan.

     “Vishay NQDB Plan” means the Vishay Non-qualified Retirement Plan.

     “Vishay Participant” means a participant in a Vishay Benefit Plan who, at the relevant time, is (i) a Vishay Employee, (ii) a former Vishay Employee who is not a VPG Employee, or (iii) a beneficiary, dependent or alternate payee of any of the foregoing.

     “Vishay Retirement Plan” means The Vishay Retirement Plan, a qualified, defined benefit plan.

     “Vishay Service Programs/Policies” means, collectively, the Vishay vacation, short-term disability and other Vishay programs and policies to the extent eligibility for or the level of benefits thereunder depends on length of service.

     “Vishay Welfare Plan” has the meaning assigned thereto in Section 4.1(a).

     “VPG” has the meaning assigned thereto in the preamble to this Agreement.

     “VPG 401(k) Plan” has the meaning assigned thereto in Section 3.1(b).

     “VPG Benefit Plan” means any Benefit Plan sponsored, maintained or contributed to by any member of the VPG Group.

     “VPG Class B Common Stock” means the outstanding shares of Class B common stock, $0.10 par value, of VPG.

     “VPG Common Stock” means the outstanding shares of common stock, $0.10 par value, of VPG.

     “VPG Employee” means any individual who, at the relevant time, is employed by VPG or any member of the VPG Group, including active employees and employees on vacation and approved leave of absence (including maternity, paternity, family, sick leave, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, short- or long-term disability leave, leave under the Family Medical Leave Act and other approved leave).

     “VPG FSA Plans” has the meaning assigned thereto in Section 4.2(b).

     “VPG Group” means VPG and each Subsidiary of VPG and each other Person that is or is anticipated to be controlled directly or indirectly by VPG immediately after the Distribution.

     “VPG KEWAP” has the meaning assigned thereto in Section 3.2(b).

     “VPG NQDP Plan” has the meaning assigned thereto in Section 3.4(b).

     “VPG Participant” means any individual who, at the relevant time, is (i) a VPG Employee or (ii) a beneficiary, dependent or alternate payee of a VPG Employee.

     “VPG Service Programs/Policies” means, collectively, the VPG vacation, short-term disability and other VPG programs and policies to the extent eligibility for or the level of benefits thereunder depends on length of service.

     “VPG Stock Incentive Program” means the Vishay Precision Group, Inc. 2010 Stock Incentive Program.

     “VPG Welfare Plan” has the meaning assigned thereto in Section 4.1(b).

     “Wholly-owned Subsidiary” of a Person means a Subsidiary of that Person substantially all of whose voting securities and outstanding equity interest are owned either directly or indirectly by such Person or one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries.

ARTICLE II
GENERAL PRINCIPLES

     Section 2.1 Transfer of Employees. Prior to the Distribution Date, to the extent not previously transferred, all Vishay Employees that are or as of the Distribution Date are expected to be, primarily employed in the MGF Business, as well as any other Vishay Employees that Vishay and VPG determine should become VPG Employees, shall be transferred to the VPG Group, it being acknowledged that most such employees who were not previously employed by the VPG Group were transferred effective January 1, 2010. Notwithstanding the foregoing, any such employees who are on an approved leave of absence (including maternity, paternity, family, sick leave, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, short-term or long-term disability leave, leave under the Family Medical Leave Act and other approved leave) prior to and as of the Distribution Date shall not be transferred to VPG or a member of the VPG Group unless and until they return to work. Such transfer shall not be treated as a separation from service for purposes of any Vishay Benefit Plan or any agreement (or any benefit thereunder) which is subject to the provisions of Section 409A of the Code.

     Section 2.2 Assumption and Retention of Liabilities.

          (a) As of the Distribution Date, except as otherwise expressly provided for in this Agreement or any other agreement by and between the Parties, and/or their Affiliates, Vishay shall, or shall cause one or more other members of the Vishay Group to, retain and Vishay hereby agrees to pay, perform, fulfill and discharge, in due course in full: (i) all Liabilities under all Vishay Benefit Plans with respect to the Vishay Employees; and (ii) any other Liabilities or obligations expressly assigned to Vishay or any other member of the Vishay Group under this Agreement.

          (b) From time to time after the Distribution Date, VPG shall promptly reimburse Vishay, upon Vishay’s reasonable request and the presentation by Vishay of such substantiating documentation as VPG shall reasonably request, for the cost of any obligations or Liabilities satisfied or assumed by Vishay or the Vishay Group following the Distribution Date that are, or that have been made pursuant to this Agreement, the responsibility of VPG or the VPG Group. Except as otherwise provided in this Agreement, any such request for reimbursement must be made by Vishay not later than the first anniversary of the Distribution Date, unless the obligations and Liabilities extend beyond the first anniversary.

          (c) From time to time after the Distribution Date, Vishay shall promptly reimburse VPG, upon VPG’s reasonable request and the presentation by VPG of such substantiating documentation as Vishay shall reasonably request, for the cost of any Liabilities satisfied or assumed following the Distribution Date by VPG or the VPG Group that are, or that have been made pursuant to this Agreement, the responsibility of Vishay or the Vishay Group. Except as otherwise provided in this Agreement, any such request for reimbursement must be made by VPG not later than the first anniversary of the Distribution Date, unless the obligations and Liabilities extend beyond the first anniversary.

     Section 2.3 Existing VPG Benefit Plans. Anything to the contrary in this Agreement notwithstanding, if a VPG Employee is a participant in an Existing VPG Benefit Plan, including without limitation any Benefit Plan sponsored or maintained by Measurements Group, then VPG or another member of the VPG Group may either continue the participation of the VPG Employee in such Existing VPG Benefit Plan or transfer participation of the VPG Employee, and the assets attributable to the VPG Employee’s participation in such plan, to a comparable VPG Benefit Plan contemplated by this Agreement, provided that the comparable VPG Benefit Plan shall have terms and conditions no less favorable to the VPG Employee than under the Existing VPG Benefit Plan. Except to the extent of transfers of participation contemplated in the previous sentence, all Existing VPG Benefit Plans, including Benefit Plans sponsored or maintained by Measurements Group, shall continue in effect as of the Distribution Date, and no changes in any such Benefit Plans shall be made on account of the Distribution.

     Section 2.4 VPG Employee Participation in Vishay Benefit Plans. Except as otherwise expressly provided for in this Agreement or as otherwise expressly agreed to in writing between the Parties, each Vishay Employee who becomes a VPG Employee shall cease to actively participate in, be covered by, accrue benefits under, be eligible to contribute to or have any rights as an active participant under any Vishay Benefit Plan effective as of a date on or after such VPG employee’s Transfer Date, but in no event later than the Distribution Date.

     Section 2.5 Service Credit. VPG, directly or through one or more other members of the VPG Group, shall cause the VPG Service Programs/Policies and the VPG Benefit Plans to provide each Vishay Employee who becomes a VPG Employee credit for all purposes, including eligibility, vesting, determination of benefit levels, and benefit accruals under the applicable VPG Service Programs/Policies and VPG Benefit Plans for such VPG Employee’s service with any member of the Vishay Group to the same extent such service was recognized by the corresponding Vishay Service Programs/Policies and Vishay Benefit Plans; provided that such service shall not be recognized to the extent that such recognition would result in the duplication of benefits.

     Section 2.6 Vacation and Other Time-Off Benefits. VPG or another applicable member of the VPG Group shall credit each individual who becomes a VPG Employee on or before the Distribution Date with the amount of accrued but unused vacation time and other time-off benefits as such VPG Employee had with the Vishay Group on the applicable Transfer Date. The VPG Employees for whom VPG provides vacation and other time-off credits as described above shall not have a right to a cash payment for their accrued but unused vacation time (including banked vacation time) or other time-off benefits as a result of their ceasing to be Vishay Employees.

     Section 2.7 Measurements Group Employees. Employees of the Measurements Group that participated in any Vishay Benefit Plans will cease to participate in such Vishay Benefit Plans and commence participation in the corresponding VPG Benefit Plans as of or on a date prior to the Distribution Date, and such date shall be treated as such individuals’ Transfer Date for the purpose of this transfer to the VPG Benefit Plans.

ARTICLE III
RETIREMENT PLANS

     Section 3.1 401(k) Plans.

          (a) Vishay 401(k) Plan. Except as provided in Section 3.1(c) below, following the Distribution Date the Vishay Group shall retain all obligations and Liabilities under, or with respect to, the Vishay 401(k) Plan.

          (b) VPG 401(k) Plan. Effective on or about March 1, 2010, VPG has, or has caused another member of the VPG Group to, establish a qualified defined contribution retirement plan and trust for the benefit of VPG Participants (the “VPG 401(k) Plan”). VPG shall be responsible for taking all necessary, reasonable and appropriate action to maintain and administer the VPG 401(k) Plan so that it is qualified under Code Section 401(a) and the trust thereunder is and continues to be exempt under Code Section 501(a). VPG (acting directly or through other members of the VPG Group) shall be responsible for any and all Liabilities and other obligations with respect to the VPG 401(k) Plan. As of the date of the establishment of the VPG 401(k) Plan and through the Distribution Date, the VPG 401(k) Plan shall include terms that are substantially the same as the terms of the Vishay 401(k) Plan.

          (c) Transfer of Vishay 401(k) Plan Assets. On an Account Transfer Date within a reasonable period of time before the Distribution Date, Vishay shall cause the accounts and underlying assets and Liabilities (including any outstanding loan balances and any qualified domestic relations orders (“QDROs”)) in the Vishay 401(k) Plan attributable to VPG Employees who are employed by VPG as of the Account Transfer Date and all of the assets in the Vishay 401(k) Plan trust related thereto to be transferred (based on the investments in place on or as soon as administratively practicable before the Account Transfer Date) to the VPG 401(k) Plan, and VPG shall cause the VPG 401(k) Plan and trust to accept such transfer of accounts and underlying assets, Liabilities, loans and QDROs. Effective as of the date of such transfer, VPG shall cause the VPG 401(k) Plan to assume and to fully perform, pay and discharge all obligations of the Vishay 401(k) Plan relating to the accounts of VPG Participants as of the Account Transfer Date, to the extent the assets, liabilities, loans and QDROs related to those accounts are actually transferred from the Vishay 401(k) Plan to the VPG 401(k) Plan, and the VPG 401(k) Plan shall satisfy all protected benefit requirements under the Code, ERISA and Applicable Law with respect to the transferred accounts. The transfer of assets shall be conducted in accordance with Code Section 414(l), Treasury Regulation Section 1.414(1)-1, and ERISA Section 208. The Vishay 401(k) Plan accounts of individuals who become VPG Employees after the Account Transfer Date shall be governed by the terms of the Vishay 401(k) Plan.

          (d) Continuation of Elections. The VPG 401(k) Plan shall recognize and maintain Vishay 401(k) Plan elections or designations, including participant deferral elections, investment elections, beneficiary designations, and the rights of alternate payees under QDROs with respect to VPG Participants, to the extent such elections or designations are available under the VPG 401(k) Plan and continued pursuant to procedures adopted under the VPG 401(k) Plan.

          (e) Contributions through the Account Transfer Date. All contributions, including employer matching contributions, payable to the Vishay 401(k) Plan through the applicable Transfer Date with respect to employee deferrals and contributions for Vishay Employees who become VPG Employees on or before the Account Transfer Date, determined in accordance with the terms and provisions of the Vishay 401(k) Plan, ERISA and the Code, shall be paid by Vishay or another member of the Vishay Group to the Vishay 401(k) Plan prior to the Account Transfer Date.

     Section 3.2 KEWAPs.

          (a) Vishay Key Employee Wealth Accumulation Plan. Except as provided in Section 3.2(c) below, following the Distribution Date the Vishay Group shall retain all obligations and Liabilities under, or with respect to, the Vishay KEWAP.

          (b) VPG Key Employee Wealth Accumulation Plan. Effective on or about January 1, 2010, VPG has, or has caused another member of the VPG Group to, establish a non-qualified deferred compensation plan (the “VPG KEWAP”) to benefit, on a prospective basis, VPG Employees who participated in the Vishay KEWAP immediately prior to their transfer to the VPG Group and other eligible VPG Employees. Effective prior to the Distribution Date, VPG will, or will cause another member of the VPG Group to, establish a rabbi trust with respect to the VPG KEWAP.

          (c) Transfer of Vishay KEWAP Accounts and Rabbi Trust Amounts. On an Account Transfer Date within a reasonable period of time before the Distribution Date, Vishay shall cause the accounts in the Vishay KEWAP attributable to VPG Employees who are employed as of the Account Transfer Date and the amounts in the Vishay KEWAP rabbi trust related thereto to be transferred (based on the investments in place on or as soon as administratively practicable before the Account Transfer Date) to the VPG KEWAP. VPG shall cause the VPG KEWAP and the VPG KEWAP rabbi trust to accept such transfer of accounts and associated amounts and, effective as of the Account Transfer Date, to assume and to fully perform, pay and discharge all obligations of the Vishay KEWAP relating to the accounts of VPG Participants as of the Account Transfer Date, to the extent the amounts related to those accounts are actually transferred from the Vishay KEWAP to the VPG KEWAP. The account balances in the Vishay KEWAP of any Vishay Employee or former Vishay Employee who becomes a VPG Employee after the Account Transfer Date, shall remain in the Vishay KEWAP, and shall continue to be governed by the terms of the Vishay KEWAP.

          (d) Continuation of Elections. The VPG KEWAP will recognize and maintain Vishay KEWAP elections or designations, including participant deferral elections (to the extent possible), investment elections, beneficiary designations, and the rights of alternate payees under QDROs with respect to VPG Employees, to the extent such elections or designations are available under the VPG KEWAP and continued pursuant to procedures adopted under the VPG KEWAP.

          (e) Credits and Contributions through the Transfer Date. All amounts scheduled to be credited to the Vishay KEWAP and contributed to the related rabbi trust through the applicable Transfer Date with respect to Vishay Employees who become VPG Employees on or before the Account Transfer Date, determined in accordance with the terms and provisions of the Vishay KEWAP, ERISA and the Code, shall be credited and paid by Vishay or another member of the Vishay Group to the Vishay KEWAP and the related rabbi trust prior to the Account Transfer Date.

     Section 3.3 Vishay Retirement Plan. Following the Distribution Date, the Vishay Group shall retain all obligations and Liabilities under, or with respect to, the Vishay Retirement Plan. Any accrued benefits of VPG Employees under Vishay Retirement Plan shall remain with the Vishay Retirement Plan and shall be governed by the terms and conditions of the Vishay Retirement Plan. Vishay Employees who separate from service with the Vishay Group to become VPG Employees shall become eligible for distribution of their benefits under the Vishay Retirement Plan in accordance with that plan’s terms and administrative procedures. The Vishay Group shall be responsible for any notices, forms and filings that are required to be furnished to a governmental agency as a result of the Distribution.

     Section 3.4 NQDB Plans.

          (a) Vishay NQDB Plan. Except as provided in Section 3.4(c) below, following the Distribution Date the Vishay Group shall retain all obligations and Liabilities under, or with respect to, the Vishay NQDB Plan.

          (b) VPG NQDB Plan. Effective as of January 1, 2010, VPG established a non-qualified defined benefit retirement plan (the “VPG NQDB Plan”) to maintain the accounts of VPG Participants who had accounts in the Vishay NQDB Plan immediately prior to the Distribution Date. Effective prior to the Distribution Date, VPG will, or will cause another member of the VPG Group to, establish a rabbi trust with respect to the VPG NQDB Plan.

          (c) Transfer of Vishay NQDB Plan Accounts and Rabbi Trust Amounts. On an Account Transfer Date within a reasonable period of time before the Distribution Date, Vishay shall cause the accounts in the Vishay NQDB Plan attributable to VPG Employees who are employed by the VPG Group as of the Account Transfer Date and the amounts in the Vishay NQDB Plan rabbi trust related thereto to be transferred (based on the investments in place on or as soon as administratively practicable before the Account Transfer Date) to the VPG NQDB Plan. VPG shall cause the VPG NQDB Plan and the VPG NQDB Plan rabbi trust to accept such transfer of accounts and associated amounts and, effective as of the Account Transfer Date, to assume and to fully perform, pay and discharge all obligations of the Vishay NQDB Plan relating to the accounts of VPG Participants as of the Account Transfer Date, to the extent the amounts related to those accounts are actually transferred from the Vishay NQDB Plan to the VPG NQDB Plan. The account balances in the Vishay NQDB Plan of Vishay Employees or former Vishay Employees who become VPG Employees after the Account Transfer Date shall remain in the Vishay NQDB Plan, and shall continue to be governed by the terms of the Vishay NQDB Plan.

ARTICLE IV
HEALTH AND WELFARE PLANS

     Section 4.1 VPG Welfare Plans.

          (a) Vishay Welfare Plan. Following the Distribution Date, the Vishay Group shall retain all obligations and Liabilities under, or with respect to, the Health and Welfare Benefit Plans maintained for the benefit of Vishay Employees (the “Vishay Welfare Plans”).

          (b) Establishment of VPG Welfare Plans. Effective as of or before the Distribution Date, VPG will, or will cause or a member of the VPG Group to, establish one or more Health and Welfare Benefit Plans for the benefit of eligible VPG Participants (the “VPG Welfare Plans”), who, as of the date of their transfer to the VPG Group, are participants in the Vishay Welfare Plans. The VPG Welfare Plans shall provide health, life, dental, vision, prescription drug, short-term disability, long-term disability, and educational assistance coverage benefits prior to and as of the Distribution Date on terms substantially the same as are provided under the Vishay Welfare Plans.

          (c) Terms of Participation in VPG Welfare Plans. The VPG Welfare Plans shall (i) waive all limitations as to preexisting conditions, exclusions, and service conditions with respect to participation and coverage requirements applicable to VPG Employees, other than limitations that were in effect with respect to participants as of the applicable Transfer Date under the corresponding Vishay Welfare Plan, (ii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a VPG Employee following the applicable Transfer Date to the extent such VPG Participant had satisfied any similar limitation under the corresponding Vishay Welfare Plan, and (iii) honor any deductibles, out-of-pocket maximums and co-payments incurred by VPG Employees under the corresponding Vishay Welfare Plan in satisfaction of the applicable deductibles, out-of-pocket expenses or co-payments under such Vishay Welfare Plan for calendar year 2010.

     Section 4.2 FSA Plans.

          (a) Vishay FSA Plans. Except as provided in Section 4.2(c) below, following the Distribution Date the Vishay Group shall retain all obligations and Liabilities under, or with respect to, the FSA Plans of the Vishay Group (the “Vishay FSA Plans”).

          (b) VPG FSA Plans. Effective as of January 1, 2010, VPG has, or has caused another member of the VPG Group to, establish one or more health care and dependent care FSA Plans (the “VPG FSA Plans”). The VPG FSA Plans shall provide benefits prior to and as of the Distribution Date that are substantially the same as provided under the Vishay FSA Plans.

          (c) To the extent that the Transfer Date of a VPG Employee occurs between January 1, 2010 and the Distribution Date, the VPG FSA Plans shall reimburse medical expenses incurred by the VPG Employees at any time during the Vishay FSA Plans’ plan year (including claims incurred but unpaid prior to the Distribution Date), up to the amount of the individual’s election and reduced by amounts previously reimbursed by the corresponding Vishay FSA Plan. The debit and credit account balances, if any, of any such VPG Employee under the Vishay FSA Plans shall be transferred within a reasonable period prior to the Distribution Date to the VPG FSA Plans and shall thereafter be administered in accordance with the terms of the VPG FSA Plans. If a VPG Employee whose account is transferred to the VPG FSA Plans receives reimbursements that exceed the amount he or she has contributed under the corresponding Vishay FSA Plan as of the applicable Transfer Date, irrespective of whether such payment was made before or after such Transfer Date, VPG or another member of the VPG Group shall collect that VPG Employee’s payroll contributions in accordance with the VPG FSA Plans’ procedures and remit them on a monthly basis to Vishay until Vishay has recouped the total reimbursements paid to or for that VPG Employee under the applicable Vishay FSA Plan for the year; provided that such contributions and remittances shall cease upon the VPG Employee’s cessation of participation in the applicable VPG FSA Plan. Balances in any Vishay FSA Plan of any Vishay Employee who becomes a VPG Employee after the Distribution Date will not be transferred to the corresponding VPG FSA Plan and will be treated in accordance with the terms and procedures of the Vishay FSA Plans.

     Section 4.3 Claims.

          (a) General. Vishay, acting directly or through any other member of the Vishay Group, shall cause each Vishay Welfare Plan to fully perform, pay and discharge, within the timeframes applicable under such plan, all claims that arise with respect to VPG Participants under the Vishay Welfare Plan until the applicable Transfer Date and (ii) VPG, acting directly or through any other member of VPG Group, shall cause the corresponding VPG Welfare Plan to fully perform, pay and discharge, within the timeframes applicable under such plan, all claims that arise under such VPG Welfare Plan on and after the applicable Transfer Date.

          (b) Claim Arisen Definition. For purposes of this Section 4.3, a claim is deemed to arise (i) with respect to medical, dental and/or vision benefits, upon the rendering of health services giving rise to such claim; (ii) with respect to prescription drug benefits, upon the purchase of the prescription drug; (iii) with respect to disability benefits, upon the date of an individual’s disability, as determined by the disability benefit insurance carrier or claim administrator, giving rise to such claim; (iv) with respect to a period of continuous hospitalization, upon the date of admission to the hospital; and (v) with respect to death benefits, on the date of death.

     Section 4.4 Advances. VPG shall reimburse Vishay for the amount of any advances made by Vishay or any other member of the Vishay Group prior to the applicable Transfer Date under any Benefit Plan or otherwise to the extent that such advance relates to service on or after the applicable Transfer Date or that under the terms of the Agreement is a Liability of the VPG Group.

     Section 4.5 Workers’ Compensation Liabilities.

          (a) Pre-Transfer Claims. The VPG Group shall be responsible for any workers’ compensation Liability up to the amount accrued on its balance sheet on the Transfer Date. The VPG Group shall not assume, retain or otherwise be responsible for any workers' compensation Liability in excess of the amount accrued relating to, arising out of, or resulting from a compensable injury or disease of a VPG employee before the applicable Transfer Date.

          (b) Post- Transfer Claims. All workers’ compensation Liabilities relating to, arising out of, or resulting from any compensable injury or occupational disease of a VPG Employee occurring on or after the applicable Transfer Date shall be the responsibility of the VPG Group.

          (c) General. For purposes of this Section 4.6, a compensable injury shall be deemed to occur upon the occurrence of the event giving rise to eligibility for workers’ compensation benefits and an occupation disease shall be deemed to occur when it first becomes manifest. Vishay and VPG shall cooperate in good faith with respect to the notification to appropriate Governmental Authorities in order to facilitate the issuance of new, or the transfer of existing, workers’ compensation insurance policies and claims handling contracts occasioned by reason of the separation.

ARTICLE V
EQUITY AWARDS

     Section 5.1 Approval of VPG Plan by Vishay as Majority Shareholder. Effective prior to the Distribution Date, VPG shall adopt the VPG Stock Incentive Program. Vishay, as VPG’s sole shareholder, shall approve the VPG Stock Incentive Program prior to the Distribution Date. Vishay shall, or shall cause VPG to, register all shares of VPG Common Stock issuable under the VPG Stock Incentive Program on Form S-8 (or any successor form promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended) prior to the Distribution Date.

     Section 5.2 Phantom Stock and Restricted Stock Units.

          (a) Number of Shares. Effective as of the Separation, Vishay shall amend each outstanding grant of phantom stock granted pursuant to the Vishay Intertechnology Inc. Senior Executive Phantom Stock Plan and each outstanding grant of restricted stock units (both those subject to ordinary vesting and those restricted stock units subject to performance-based vesting, sometimes referred to as performance stock units) granted pursuant to the Vishay Intertechnology, Inc. 2007 Stock Incentive Program, as amended and restated effective April 2008, to increase the number of shares of phantom stock and the number of restricted stock units applicable to such grants. The aggregate number of shares of phantom stock and restricted stock units outstanding following the Separation shall be determined according to the following formula:

NVs = NV x [1 + r x PMs / PVs],

where

NVs	is the number of shares of Vishay Common Stock underlying the restricted stock units or phantom shares following the Distribution Date;

NV	is the number of shares Vishay Common Stock underlying the restricted stock units or phantom shares prior to the Distribution Date;

PMs	is the Per Share Market Value of VPG Common Stock following the Distribution Date;

PVs	is the Per Share Market Value of Vishay Common Stock following the Distribution Date; and

r	is the distribution ratio for the Distribution.

“Per Share Market Value” of the VPG Common Stock or the Vishay Common Stock means the average Daily Market Price of the respective security for the first ten (10) consecutive trading days following the Distribution Date. “Daily Market Price” for a security on any trading day means the volume-weighted average of the per share selling prices of the security on the New York Stock Exchange or other principal United States securities exchange or inter-dealer quotation system on which the security is then listed or quoted; or, if there are no reported sales of the security on a trading day, the average of the high bid and low ask price for the security on such trading day; or, if there are no high bid and low ask prices on such trading day, the Daily Market Price shall be the per share fair market value of the security as determined by the board of directors of the issuer of the security in good faith.

          (b) Performance Goals. Effective as of the Separation, Vishay shall amend each outstanding grant of performance stock units (restricted stock units that are subject to performance-based vesting) granted pursuant to the Vishay Intertechnology, Inc. 2007 Stock Incentive Program, as amended and restated effective April 2008, to reduce by 10% the numeric value of each applicable performance goal that applies to periods following the Separation.

     Section 5.3 Stock Options.

          (a) Stock Options Held by Vishay Employees. Effective as of the Distribution Date, Vishay will amend each outstanding grant of stock options made pursuant to the Vishay Intertechnology, Inc. 1998 Stock Option Program, the Vishay Intertechnology, Inc. 2007 Stock Incentive Program, as amended and restated effective April 2008, and the Amended and Restated 1998 Long-Term Incentive Plan of General Semiconductor, Inc. to reduce the exercise price of each of the stock options and increase the number of shares issuable upon exercise of each of the stock options according to the following formulas:

EVs	=	EV x PVs / (PVs + r x PPs)

and

NVs	=	NV x EV / EVs

where

EV	is the per share exercise price of the Vishay stock option prior to the Distribution Date;

NV	is the number of shares of Vishay Common Stock issuable upon exercise of the stock option prior to the Distribution Date;

EVs	is the per share exercise price of the Vishay stock option following the Distribution Date;

PVs	is the Per Share Market Value of Vishay Common Stock following the Distribution Date;

NVs	is the number of shares of Vishay Common Stock issuable upon exercise of the stock option following the Distribution Date;

PPs	is the Per Share Market Value of VPG Common Stock following the Distribution Date; and

r	is the distribution ratio for the Distribution.

The other terms of the Vishay stock options, including their remaining vesting schedule if any, shall remain the same.

          (b) Stock Options Held by VPG Employees. Effective as of the separation, VPG shall issue to VPG Employees who hold unvested Vishay stock options that will be forfeited as a result of the Distribution stock options under the VPG Stock Incentive Program in lieu of their Vishay stock options. In addition, VPG shall offer to VPG Employees who hold vested Vishay stock options the opportunity to replace those options with VPG stock options. In either case, the exercise price of each of the VPG stock options and the number of shares of VPG Common Stock issuable upon exercise of each of the stock options shall be determined according to the following formulas:

EPs	=	EV x PPs /(PVs + (r x PPs))

and

NPs	=	NV x EV / EPs

where

EPs	is the per share exercise price of the option to purchase VPG Common Stock;

NPs	is the number of shares of VPG Common Stock issuable upon exercise of the stock option; and

the other symbols have the same values as those assigned above with respect to the formulas for treatment of Vishay stock options.

The other terms of the VPG stock options shall be the same as the Vishay stock options that they are intended to replace. In the case of VPG stock options issued in lieu of forfeited Vishay stock options, the vesting schedule for the VPG stock options shall be the same as the remaining vesting schedule of the forfeited Vishay stock options. If the exercise price of any VPG stock options is less than the market value of VPG Common Stock on the date the stock options are issued, VPG may issue the VPG stock options according to a different formula in order to comply with regulations under Section 409A of the Code.

ARTICLE VI
NON-U.S. EMPLOYEES AND BENEFITS

     As of or prior to the Distribution Date, to the extent not previously transferred, all Vishay Employees that are resident outside of the United States or otherwise are subject to non-U.S. law that are or as of the Distribution Date are expected to be primarily employed in the MGF Business, as well as any other such Vishay Employees that Vishay and VPG determine should become VPG Employees shall be transferred to the VPG Group. Such transfers, as well as the transfer of any related liabilities and Benefit Plans or accounts under Benefit Plans, will be accomplished in accordance with applicable law and custom in each location where such Vishay Employees are located. To the extent known as of the date of this Agreement, Schedule B hereto sets forth the actions that shall be taken in furtherance of the provisions of this Section in each applicable jurisdiction.

ARTICLE VII
ADDITIONAL COMPENSATION MATTERS

     Section 7.1 Vishay Individual Arrangements. Vishay acknowledges and agrees that, except as otherwise provided herein, Vishay (or another member of the Vishay Group) shall have full responsibility with respect to any Liabilities and the payment or performance of any obligations arising out of or relating to any employment, consulting, non-competition, retention or other compensatory arrangement previously provided by any member of the Vishay Group to any Vishay Participant, including life insurance policies not held in any trust and covering any Vishay Participant. The Parties shall transfer or assign to VPG or another member of VPG Group, and shall use commercially reasonable efforts to cause their respective employees to consent to the transfer or assignment of, the rights and Liabilities arising under any agreements entered into between Vishay or another member of the Vishay Group and VPG Employees who become VPG Employees prior to the Distribution Date and whose agreements are not replaced with agreements with members of the VPG Group.

     Section 7.2 Severance Benefits. Vishay and VPG acknowledge and agree that the Separation and any transfer of employment from the Vishay Group to the VPG Group by reason thereof will not constitute a termination of employment for purposes of any policy, plan, program or agreement of Vishay or any member of the Vishay Group that provides for the payment of severance, separation pay, salary continuation or similar benefits in the event of a termination of employment or a change in control. The Parties shall use their reasonable commercial efforts to cause their respective employees to consent to the amendment of any agreements entered into between Vishay or any other member of the Vishay Group and VPG Employees who become VPG Employees prior to the Distribution Date that are inconsistent with the preceding sentence.

     Section 7.3 Not a Change in Control. The Parties hereto acknowledge and agree that the Separation will not constitute a “change in control” for purposes of any Vishay Benefit Plan or VPG Benefit Plan.

     Section 7.4 COBRA Coverage.

          (a) VPG and the VPG Welfare Plan will assume responsibility for compliance with COBRA with respect to any COBRA Beneficiary who is entitled to COBRA coverage in respect of an individual who is a participant in a VPG Welfare Plan on or before the Distribution Date. VPG and the VPG Welfare Plan will assume the responsibility for such COBRA compliance effective as of the date that the VPG Employee with respect of whom the COBRA Beneficiary is entitled to COBRA coverage becomes covered by the applicable VPG Welfare Plan.

          (b) VPG and the VPG Welfare Plan will assume responsibility for compliance with COBRA with respect to any COBRA Beneficiary who is entitled to COBRA coverage in respect of such COBRA Beneficiary’s employment with a member of the VPG Group on or before the Distribution Date. VPG and the VPG Welfare Plan will assume the responsibility for such COBRA compliance effective as of the date that the VPG Welfare Plan is established.

          (c) Vishay and the Vishay Welfare Plan will retain responsibility for compliance with COBRA with respect to all other individuals who are receiving or who are entitled to receive COBRA coverage.

     Section 7.5 Tax Matters.

          (a) Tax Deductions in General. Subject to the provisions of Section 7.5(b), the Parties agree to take the actions that are necessary or desirable to enable the Party responsible for any payment under this Agreement to receive, to the extent possible, the benefit of any tax deduction related to such payment. If one Party receives a tax benefit as a result of any payment or benefit funded by the other Party under this Agreement, the first Party shall reimburse the other Party for that tax benefit at the time and to the extent that such tax benefit is realized.

          (b) Equity-Based Compensation Deductions. Notwithstanding the provisions of Section 7.5(a), the Parties agree that, to the extent permitted by law, tax deductions for equity-based compensation described in Section 5.3 shall be allocated to and claimed by the member or members of the Vishay Group or the VPG Group, as the case may be, that employed the individual receiving the compensation during the relevant vesting period based on the number of months of such individual’s employment with such entity or entities.

          (c) The member or members of a Group claiming any tax deduction on account of compensation paid to a VPG Employee shall be responsible for any tax reporting obligations, including but not limited to the filing of any required form W-2, and payment of any taxes imposed upon the employer in respect of the corresponding amounts, in proportion to the amount claimed as a deduction. The Party in control of the payment of any such amounts shall be responsible for effecting the withholding of any applicable income and employment tax withholding required to be effected from any such payment. The Parties shall cooperate with each other to facilitate any required tax reporting obligations, including sharing, as relevant, information regarding amounts withheld from the payments to the employees. To the extent deductions cannot be claimed in the manner referenced in this Section 7.5(c), or are disallowed or adjusted on audit, the entity that receives the tax benefit shall reimburse the entity that would have received such tax benefit pursuant to the preceding sentence as and when realized. To the extent such reimbursement is treated as taxable income, the reimbursing party shall gross-up the reimbursement amount for taxes.

          (d) Code Section 409A. Notwithstanding anything in this Agreement to the contrary, the Parties agree to cooperate to minimize the loss of deductions and to utilize commercially reasonable best efforts to have the applicable plans, programs and arrangements comply with Section 409A of the Code.

ARTICLE VIII
INDEMNIFICATION

     Section 8.1 Indemnification by Vishay. Vishay shall indemnify, defend and hold harmless VPG, each other member of the Vishay Group and each of their respective current and former directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “VPG Indemnified Parties”), from and against any and all Liabilities of the VPG Indemnified Parties relating to, arising out of or resulting from any breach of, or failure to perform or comply with, any covenant, undertaking or obligation of, this Agreement by Vishay or any other member of the Vishay Group.

     Section 8.2 Indemnification by VPG. VPG shall indemnify defend and hold harmless Vishay, each of other member of the Vishay Group and each of their respective current and former directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Vishay Indemnified Parties”) from and against any and all Liabilities of the Vishay Indemnified Parties relating to, arising out of or resulting from any breach of, or failure to perform or comply with, any covenant, undertaking or obligation of, this Agreement by VPG or any other member of the VPG Group.

     Section 8.3 Procedures for Indemnification of Claims. Indemnification of third party claims shall be governed by the procedures set forth in Section 5.6 of the Separation Agreement. Indemnification for direct claims shall be governed by the procedures set forth in Section 5.7 of the Separation Agreement. Payment shall be made in accordance with the provision of Section 5.8 of the Separation Agreement. For the avoidance of doubt, the provisions of Section 5.5 of the Separation Agreement shall not be applicable to claims under this Article 8.

ARTICLE IX
GENERAL AND ADMINISTRATIVE

     Section 9.1 Sharing of Information. Vishay and VPG, and the members of their respective Groups, each shall provide to the other Party and its respective agents and vendors all Information as the other may reasonably request to enable the requesting Party to administer efficiently and accurately each of its Benefit Plans and to determine the scope of, as well as fulfill, its obligations under this Agreement. Such information shall, to the extent reasonably practicable, be provided in the format and at the times and places requested, but in no event shall the Party providing such information be obligated to incur any out-of-pocket expenses not reimbursed by the Party making such request or make such information available outside of its normal business hours and premises. Any information shared or exchanged pursuant to this Agreement shall be subject to the confidentiality requirements set forth in Sections 4.5 and 4.6 of the Separation Agreement. With respect to personal health information (“PHI”) as defined in the administrative regulations promulgated pursuant to the Health Insurance Portability and Accountability Act of 1996, as amended, the Parties agree to comply with such regulations, including, but not limited to, entering into any business associate agreements that may be required for the sharing of PHI.

     Section 9.2 Reasonable Efforts/Cooperation. Each of the Parties hereto will use its commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law and regulations to consummate the transactions contemplated by this Agreement, including adopting plans or plan amendments. Each of the Parties hereto shall provide reasonable cooperation on any issue relating to the transactions contemplated by this Agreement for which the other Party seeks a determination letter or private letter ruling from the United States Internal Revenue Service, an advisory opinion from the United States Department of Labor or any other filing, consent or approval with respect to or by a Governmental Entity.

     Section 9.3 Employer Rights. Nothing in this Agreement shall prohibit VPG or any other member of the VPG Group from amending, modifying or terminating any VPG Benefit Plan at any time after the Distribution Date, within its sole discretion. In addition, nothing in this Agreement shall prohibit Vishay or any other member of the Vishay Group from amending, modifying or terminating any Vishay Benefit Plan at any time, within its sole discretion.

     Section 9.4 Effect on Employment. Nothing in this Agreement is intended to confer upon any employee or former employee of Vishay, VPG or any member of their respective Group any right to continued employment, or any recall or similar rights to an individual on layoff or any type of approved leave.

     Section 9.5 Consent of Third Parties. If any provision of this Agreement requires the consent of any third party, the Parties shall use their commercially reasonable efforts to obtain such consent. If despite such efforts the consent cannot be obtained, the Parties shall negotiate in good faith to modify the applicable provision so as to effect the purposes and intents of this Agreement to the extent reasonably possible notwithstanding the absence of such consent.

     Section 9.6 Beneficiary Designation/Release of Information/Right to Reimbursement. To the extent permitted by Applicable Law and except as otherwise provided for in this Agreement, all beneficiary designations, authorizations for the release of information and rights to reimbursement made by or relating to VPG Employees under Vishay Benefit Plans shall be transferred to, and be in full force and effect under, the corresponding VPG Benefit Plans until such beneficiary designations, authorizations or rights are replaced or revoked by, or no longer apply to, the applicable VPG Employee.

     Section 9.7 Fiduciary Matter. Vishay and VPG each acknowledge that the transfer of account balances and assets from the Vishay 401(k) Plan to the VPG 401(k) Plan will be subject to fiduciary duties or standards of conduct under ERISA or other Applicable Law, and no Party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good faith determination (as supported by advice from counsel experienced in such matters) that to do so would violate such a fiduciary duty or standard. Each Party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities.

ARTICLE X
MISCELLANEOUS

     Section 10.1 Termination. Notwithstanding anything in this Agreement to the contrary, if the Separation Agreement is not executed on or before December 31, 2010 or if it terminates without the Separation having occurred, this Agreement shall automatically terminate without the action of any Party, and neither Party shall have any Liability or further obligation to the other Party under this Agreement.

     Section 10.2 Relationship of Parties. This Agreement shall not be construed to place the Parties in the relationship of legal representatives, partners, joint venturers or agents of or with each other. No Party shall have any power to obligate or bind the other Party in any manner whatsoever, except as specifically provided herein.

     Section 10.3 Groups. Each of Vishay and VPG shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by the members of their respective Groups.

     Section 10.4 Notices. All notices, demands and other communications required to be given to a Party hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, sent by a nationally recognized overnight courier, transmitted by facsimile, or mailed by registered or certified mail (postage prepaid, return receipt requested) to such Party at the relevant street address, facsimile number or e-mail address set forth below (or at such other street address, facsimile number or e-mail address as such Party may designate from time to time by written notice in accordance with this provision):

If to Vishay, to:

Vishay Intertechnology, Inc.
63 Lancaster Avenue
Malvern, PA 19355-2120
Attention: Dr. Lior E. Yahalomi, Chief Financial Officer
Telephone: 610-644-1300
Facsimile: 610-889-2161

with a copy to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, NY 10036
Attention: Abbe L. Dienstag, Esq.
Telephone: 212-715-9100
Facsimile: 212-715-8000

If to VPG, to:

Vishay Precision Group, Inc.
3 Great Valley Parkway
Malvern, PA 19355-1307
Attention: William M. Clancy, Chief Financial Officer
Telephone: 484-321-5300
Facsimile: 484-321-5300

with a copy to:

Pepper Hamilton LLP
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, Pennsylvania 19103-2799
Attention: Barry Abelson, Esq.
Telephone: 215-981-4000
Facsimile: 215-981-4750

Any notice, demand or other communication hereunder shall be deemed given upon the first to occur of: (i) the fifth (5th) day after deposit thereof, postage prepaid and addressed correctly, in a receptacle under the control of the United States Postal Service; (ii) transmittal by facsimile transmission to a receiver or other device under the control of the Party to whom notice is being given; or (iii) actual delivery to or receipt by the Party to whom notice is being given or an employee or agent thereof.

     Section 10.5 Entire Agreement. This Agreement and the Exhibits hereto, as well as any other agreements and documents referred to herein, constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all previous agreements, negotiations, discussions, understandings, writings, commitments and conversations between the Parties with respect to such subject matter. No agreements or understandings exist between the Parties other than those set forth or referred to herein or therein.

     Section 10.6 Waiver of Default.

          (a) Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or the Parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to any Party, it is in writing signed by an authorized representative of such Party.

          (b) Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be construed to be a waiver by the waiving Party of any subsequent or other default, nor shall it in any way affect the validity of this Agreement or any Party hereof or prejudice the rights of the other Party thereafter to enforce each and ever such provision. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

     Section 10.7 Amendments. No provisions of this Agreement shall be deemed amended, modified or supplemented by any Party, unless such amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such amendment, supplement or modification.

     Section 10.8 Governing Law. This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws rules thereof to the extent such rules would require the application of the law of another jurisdiction.

     Section 10.9 Dispute Resolution. The procedures set forth in Article VIII of the Separation Agreement shall apply to this resolution of all disputes arising under this Agreement, provided, however, that the dispute resolution procedures set forth in any Benefit Plan shall govern with respect to claims arising under such Benefit Plan.

     Section 10.10 Construction. Any uncertainty or ambiguity with respect to any provision of this Agreement shall not be construed for or against any Party based on attribution of drafting by either Party. The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a clear contrary intention appears:

          (a) the singular number includes the plural number and vice versa;

          (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

          (c) reference to any gender includes each other gender;

          (d) reference to any agreement, document or instrument means such agreement, document or instrument as amended, modified, supplemented or restated, and in effect from time to time in accordance with the terms thereof subject to compliance with the requirements set forth herein;

          (e) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

          (f) “herein,” “hereby,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular article, section or other provision hereof or thereof;

          (g) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

          (h) the headings are for convenience of reference only and shall not affect the construction or interpretation hereof or thereof;

          (i) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding;” and

          (j) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

     Section 10.11 Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original instrument and all of which together shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties. A facsimile or electronic signature is deemed an original signature for all purposes under this Agreement.

     Section 10.12 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties, and their respective successors and permitted assigns; provided, however, that no Party may assign, delegate or transfer (by merger, operation of law or otherwise) its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other Party. Notwithstanding the foregoing, either Party may assign its rights and obligations under this Agreement to any Wholly-owned Subsidiary; provided, however, that each Party shall at all times remain liable for the performance of its obligations under this Agreement by any such Wholly-owned Subsidiary. Any attempted assignment or delegation in violation of this Section 10.12 shall be void.

     Section 10.13 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

     Section 10.14 Specific Performance. The Parties agree that the remedy at law for any breach of this Agreement may be inadequate, and that, as between Vishay and VPG, any Party by whom this Agreement is enforceable shall be entitled to specific performance in addition to any other appropriate relief or remedy. Such Party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement as between Vishay and VPG, or prevent any violation hereof, and, to the extent permitted by Applicable Law, as between Vishay and VPG, each Party waives any objection to the imposition of such relief.

     Section 10.15 Waiver of Jury Trial. Subject to Section 10.9 and Section 10.14, each of the Parties hereby waives to the fullest extent permitted by Applicable Law any right it may have to a trial by jury with respect to any court proceeding directly or indirectly arising out of and permitted under or in connection with this agreement or the transactions contemplated by this agreement. Each of the Parties hereby (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this agreement and the transactions contemplated by this agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.15.

     Section 10.16 Consent to Jurisdiction. Subject to the provisions of Section 10.9, each of the Parties irrevocably submits to the jurisdiction of the federal and state courts located in Philadelphia, Pennsylvania and the City of New York, Borough of Manhattan for the purposes of any suit, Action or other proceeding to compel arbitration, for the enforcement of any arbitration award or for specific performance or other equitable relief pursuant to Section 10.14. Each of the Parties further agrees that service of process, summons or other document by U.S. registered mail to such Parties address as provided in Section 10.4 shall be effective service of process for any Action, suit or other proceeding with respect to any matters for which it has submitted to jurisdiction pursuant to this Section 10.16. Each of the Parties irrevocably waives any objection to venue in the federal and state courts located in Philadelphia, Pennsylvania and the City of New York, Borough of Manhattan of any Action, suit or proceeding arising out of this Agreement, or the transactions contemplated hereby for which it has submitted to jurisdiction pursuant to this Section 10.16, and waives any claim that any such Action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

     Section 10.17 Nonrecurring Costs and Expenses. Notwithstanding anything herein to the contrary, any nonrecurring costs and expenses incurred by the Parties to effect the transactions contemplated hereby which are not allocated pursuant to the terms of this Agreement shall be the responsibility of the Party which incurs such costs and expenses.

     Section 10.18 Press Releases; Public Announcements. Neither Party shall issue any release or make any other public announcement concerning this Agreement or the transactions contemplated hereby without the prior written approval of the other Party, which approval shall not be unreasonably withheld, delayed or conditioned; provided, however, that either Party shall be permitted to make any release or public announcement that in the opinion of its counsel it is required to make by law or the rules of any national securities exchange of which its securities are listed; provided further that it has made efforts that are reasonable in the circumstances to obtain the prior approval of the other Party.

     Section 10.19 No Third-Party Beneficiaries. Except for the indemnification rights under this Agreement of any Vishay Indemnified Party or any VPG Indemnified Party in their respective capacities as such: (i) the provisions of this Agreement are solely for the benefit of the Parties and their respective successors and permitted assigns, and are not intended to confer upon any Person, except the Parties and their respective successors and permitted assigns, any rights or remedies hereunder; (ii) there are no third party beneficiaries of this Agreement; and (iii) this Agreement shall not provide any third party with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

[SIGNATURE PAGE FOLLOWS]

     WHEREFORE, the Parties have signed this Agreement effective as of the date first set forth above.

VISHAY INTERTECHNOLOGY, INC.

By:	/s/ Lior E. Yahalomi
	Name:	Dr. Lior E. Yahalomi
	Title:	Executive Vice President and Chief
Financial Officer

VISHAY PRECISION GROUP, INC.

By:	/s/ William M. Clancy
	Name:	William M. Clancy
	Title:	Executive Vice President and Chief
Financial Officer

SCHEDULE A

Existing VPG Benefit Plans

Measurements Group, Inc. Tax Deferred Savings Plan

SCHEDULE B

A. Israel

     Section A.1 Israel. The following provisions apply to employees resident in Israel or that otherwise are subject to Israeli law (an “Israeli Employee”)

          (a) Transfer of Employees. Prior to the Distribution Date, to the extent not previously transferred, all Vishay Employees that are Israeli Employees that are or as of the Distribution Date are expected to be, primarily employed in the MGF Business, as well as any other Vishay Employees that are Israeli Employees that Vishay and VPG determine should become VPG Employees, including such employees who are on leave, shall be transferred to the VPG Group. Each such employee is referred to as an “Israeli Transferring Employee.”

          (b) Consent to Transfer. Vishay or the applicable member of the Vishay Group shall obtain from each Israeli Transferring Employee a written consent to such transfer of employment.

          (c) Transfer of Liabilities. Each member of the VPG Group which employs an Israeli Transferring Employee will assume all liabilities related to such Israeli Transferring Employee, including all applicable Benefit Plans or applicable accounts under such Benefit Plans, accrued sick and vacation days and will credit each Israeli Transferring Employee with years of service with the Vishay Group. Each member of the Vishay Group that is an employer of one or more Israeli Transferring Employees shall enter into an agreement with the corresponding member of the VPG Group to which such Israeli Transferring Employee transferred employment, under which the member of the VPG Group agrees to assume all liabilities relating to the Israeli Transferring Employee.

B. Europe

     Section B.1 The following provisions apply to employees resident in the United Kingdom, France, Spain, Germany or Austria or that otherwise are subject to applicable law of such countries (a “European Employee”)

          (a) Transfer of Employees. Prior to the Distribution Date, to the extent not previously transferred, all Vishay Employees that are European Employees that are or as of the Distribution Date are expected to be, primarily employed in the MGF Business, as well as any other Vishay Employees that are European Employees that Vishay and VPG determine should become VPG Employees shall be transferred to the VPG Group. Each such employee is referred to as a “European Transferring Employee.”

          (b) Benefits. All European Transferring Employees will receive the same benefits from the applicable member of the VPG Group as such individual received from the applicable member of the Vishay Group prior to his or her Transfer Date.

C. Asia

     Section C.1 The following provisions apply to employees resident in the Japan, Taiwan, China or Singapore that otherwise are subject to applicable law of such countries (an “Asian Employee”)

          (a) Transfer of Employees. Prior to the Distribution Date, to the extent not previously transferred, all Vishay Employees that are Asian Employees that are or as of the Distribution Date are expected to be, primarily employed in the MGF Business, as well as any other Vishay Employees that are Asian Employees that Vishay and VPG determine should become VPG Employees shall be transferred to the VPG Group. Each such employee is referred to as a “Asian Transferring Employee.”

          (b) Leased Employees. Prior to the Distribution Date, to the extent not previously transferred, all Individuals are employed by an employment agency and provide services to a member of the Vishay Group and who (i) would be Asian Employees were they directly employed by the entity to which they provide services and (ii) are or as of the Distribution Date are expected to be, primarily providing services to the MGF Business, or (iii) whom Vishay and VPG determine should provide services to the VPG Group, shall be referred to as “Asian Leased Employees.” Each Asian Leased Employee, the applicable member of the Vishay Group, the applicable member of the VPG Group and VPG shall enter into an agreement under which the Asian Leased Employee will continue to be employed by the employment agency, shall provide services to the VPG Group.

          (c) General. Except as set forth above, all Asian Employees are employed by an entity that will be a member of the VPG Group.

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